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                                                                    Exhibit 10.3

                              PUT OPTION AGREEMENT

            THIS PUT OPTION AGREEMENT ("Agreement") is made and entered into as of this 25th day of November, 1997 by and between Young America Corporation, a Minnesota corporation (the "Company") and Jay F. Ecklund, an individual resident of the State of Florida.

            WHEREAS, the Company and Ecklund are parties to that certain Recapitalization Agreement (the "Recapitalization Agreement") of even date herewith between Jay F. Ecklund, the John F. Ecklund 1995 Irrevocable Trust, the Sheldon McKensie Ecklund 1995 Irrevocable Trust, the John F. Ecklund 1997 Irrevocable Trust, the Sheldon McKensie Ecklund 1997 Irrevocable Trust, the Jay
F. Ecklund 1997 Irrevocable Annuity Trust, and BT Capital Partners, Inc.; and

            WHEREAS, the Company and Ecklund are parties to that certain Stockholders' Agreement of even date herewith relating to the 134,400 shares of the Class A common stock in the Company owned by Ecklund (the "Shares"); and

            WHEREAS, the Company and Ecklund have agreed that Ecklund shall have the right to cause the Company to redeem all or a portion of the Shares at such time and under such circumstances as are set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

            1. Grant of Put Option. At any time after the fifth anniversary of date of this Agreement, Ecklund shall have the right, subject to the prior exercise by other stockholders of their rights pursuant to Section 6 of the Stockholders' Agreement of even date herewith between the Company, Ecklund and certain other persons named therein ("Stockholders' Agreement") exercisable by written notice delivered to the Company (a "Put Notice") to cause the Company, subject to state law, to redeem all or any portion of the Shares (the "Put Shares"). The specific number of Shares that shall constitute the Put Shares shall be at the sole discretion of Ecklund, and the Company shall be obligated to redeem the number of Shares specified in the Put Notice; provided, however, that the Company shall not be obligated to redeem the Put Shares if the Company is then in default of a payment obligation under any indebtedness for borrowed money ("Debt") or if such redemption would result in a default under the Debt, it being acknowledged that the Company shall redeem the Put Shares to the maximum extent permitted under the Debt and as soon as possible thereunder.

            2. Manner of Exercise. The Put Notice shall state (a) the number of Shares Ecklund proposes to cause the Company to redeem, and (b) the proposed date of the Put Option closing ("Put Option Closing Date"), which date must be at least sixty
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(60) days after the date the Put Option Notice is given to the Company ("Put
Option Notice Date").

            3. Redemption Price. For a thirty (30) day period after the Put Option Notice Date, the Company and Ecklund shall negotiate in good faith to determine the redemption price of the Put Shares, which shall equal the Fair Market Value (as hereinafter defined) of such Shares. During such period, the Company shall permit Ecklund and his representatives to have reasonable access during normal business hours to the Company's accounting records, including data and information on which the Company's financial statements, balance sheets and cash flows are based, and to the Company's employees and/or representative. In the event the Company and Ecklund are unable to agree upon the Fair Market Value of the Put Shares within such period, either party shall have the right to retain an independent, nationally recognized appraisal firm agreeable to both parties ("Appraisal Firm") to determine the Fair Market Value of the Put Shares as of the Put Option Notice Date. In the event the parties fail to agree upon an appraisal firm within ninety (90) days of the Put Option Notice Date, either party shall have the right to bring an action at law to have an independent, nationally recognized appraisal firm appointed by the court. The Appraisal Firm shall complete its appraisal and deliver a written report thereof, detailing the determinations made pursuant to this Agreement, to each of Ecklund and the Company as soon as practicable. The parties hereto acknowledge and agree that such appraisal shall be binding on the parties hereto and shall conclusively determine the Fair Market Value of the Put Shares. Seventy-five percent (75%) of the costs and expenses of such appraisal shall be borne by the party whose proposed appraisal submitted to the Appraisal Firm was further from the final appraisal made by such Appraisal Firm and 25% of such costs and expenses shall be borne by the other party. For the purposes of this Agreement, "Fair Market Value" shall mean the amount at which the Put Shares would change hands between a willing buyer and a willing seller, each having reasonable knowledge of all relevant facts and neither being under any compulsion to act, without regard to any discount for lack of marketability or minority interest associated with the Put Shares.

            4. Payment Terms. The Fair Market Value of the Put Shares shall be paid by the Company to Ecklund in cash on the earlier of (i) fifteen (15) days after the parties reach agreement regarding the Fair Market Value, or (ii) three
(3) days after delivery of the Appraisal Firm's report regarding the Fair Market Value of the Put Shares. The closing of any redemption and sale contemplated by this Agreement shall take place at the principal office of the Company, or such other place as may be mutually agreed upon by the parties. At the closing, Ecklund shall execute and deliver to the Company the share certificates evidencing the Put Shares, duly endorsed for transfer to Company or accompanied by stock powers duly endorsed in blank.

            5. Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: if to Ecklund,, to Jay F. Ecklund, Pier 66 Resort & Marina, 2301 Southeast 17th Street, Ft. Lauderdale, FL 33316,

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Attn: Starlight F-124 (with a copy to Michael J. McDonnell, Esq., Dorsey &
Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, MN 55402); if to the Company, to Young America Corporation, c/o BT Capital Partners, Inc., Attn: Robert Marakovits, 130 Liberty Street, New York, NY 10006 (with a copy to O'Sullivan, Graev & Karabell, LLP, Attn: John M. Scott, Esq., 30 Rockefeller Plaza, 41st Floor, New York, NY 10112); or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

            6. Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

            7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York and shall be construed without regard to (i) any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York and
(ii) any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.

            8. Assignment. In the event Ecklund transfers all or any portion of the Shares to any Affiliate (or such term as defined in the Stockholders' Agreement), Ecklund's rights hereunder shall be assigned to any such Affiliate.

            9. Termination. This Agreement shall terminate upon a Qualified Public Offering (as defined in the Stockholders' Agreement); in which event Ecklund shall be granted by the Company on terms and subject to limitations consistent with those set forth in the Registration Rights Agreement entered into by the Company on the date hereof, one demand registration right and unlimited piggyback registration rights.

                                          YOUNG AMERICA CORPORATION


                                          By /s/ Charles D. Weil
                                            -----------------------------
                                            Its President
                                               --------------------------


                                            /s/ Jay F. Ecklund
                                            --------------------------------
                                            Jay F. Ecklund


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